FORM OF

CLASS A DISTRIBUTION PLAN

FRANKLIN TEMPLETON FUND ALLOCATOR SERIES

on behalf of FRANKLIN TEMPLETON MULTI-ASSET REAL RETURN FUND

                                                  Preamble to Class A Distribution Plan

            The following Distribution Plan (the “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”), by FRANKLIN TEMPLETON FUND ALLOCATOR SERIES (the “Trust”) for the use of the Class A shares of its series, FRANKLIN TEMPLETON MULTI-ASSET REAL RETURN FUND (the “Fund”), which Plan shall take effect on the date the shares of the Fund are first offered (the “Effective Date of the Plan”)  The Plan has been approved by a majority of the Board of Trustees of the Trust (the “Board”), including a majority of the trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on the Plan.

            In reviewing the Plan, the Board considered the schedule and nature of payments and terms of the Investment Management Agreement between the Trust, on behalf of the Fund, and Franklin Advisers, Inc. (the “Manager”) and the terms of the Distribution Agreement between the Trust, on behalf of the Fund, and Franklin/Templeton Distributors, Inc. (“Distributors”).  The Board concluded that the compensation of the Manager, under the Investment Management Agreement, and of Distributors, under the Distribution Agreement, was fair and not excessive; however, the Board also recognized that uncertainty may exist from time to time with respect to whether payments to be made by the Fund to the Manager, Distributors, or others or by the Manager or Distributors to others may be deemed to constitute distribution expenses of the Fund.  Accordingly, the Board determined that the Plan should provide for such payments and that adoption of the Plan would be prudent and in the best interests of the Fund and its shareholders.  Such approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

                                                           DISTRIBUTION PLAN

1.         The Trust, on behalf of the Fund, shall reimburse Distributors or others for all expenses (subject to the limitations described below) incurred by Distributors or others in the promotion and distribution of the Class A shares of the Fund, as well as for shareholder services provided for existing shareholders of the Fund.  Distribution expenses may include, but are not limited to, the printing of prospectuses and reports used for sales purposes, preparing and distributing sales literature (and any related expenses), advertisements, and other distribution-related expenses; certain promotional distribution charges paid to broker-dealer firms or others, or for participation in certain distribution channels (otherwise referred to as marketing support), including business planning assistance, advertising, educating dealer personnel about the Fund and shareholder financial planning needs, placement on dealers’ lists of offered funds, access to sales meetings, sales representatives and management representatives of dealers, participation in and/or presentation at conferences or seminars, sales or training programs for invited registered representatives and other employees, client and investor events and other dealer sponsored events, and ticket charges; or payment of dealer commissions and wholesaler compensation in connection with sales of the Fund’s Class A Shares exceeding $1 million (for which the Fund imposes no sales charge).  Shareholder service expenses may include, but are not limited to, the expenses of assisting in the establishment and maintenance of customer accounts and records, assisting with purchase and redemption requests, arranging for bank wires, monitoring dividend payments from the Fund on behalf of customers, forwarding certain shareholder communications from the Fund to customers, receiving and answering correspondence, and aiding in the maintenance of investments of their respective customers in the Fund.  These expenses may also include any distribution or service fees paid to securities dealers or their firms or others.  Agreements for the payment of distribution and service fees to securities dealers or their firms or others shall be in a form which has been approved from time to time by the Board, including the Independent Trustees.

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FTFAS MARR Class A Distribution Plan

2.         The maximum amount which may be reimbursed by the Trust, on behalf of the Fund, to Distributors or others pursuant to Paragraph 1 herein shall be 0.30% per annum of the average daily net assets of the Fund.  Said reimbursement shall be made quarterly by the Fund to Distributors or others.

3.         In addition to the payments which the Trust, on behalf of the Fund, is authorized to make pursuant to paragraphs 1 and 2 hereof, to the extent that the Trust, on behalf of the Fund, the Manager, Distributors or other parties on behalf of the Fund, the Manager or Distributors make payments that are deemed to be payments by the Fund for the financing of any activity primarily intended to result in the sale of shares issued by the Fund within the context of Rule 12b-1 under the Act, then such payments shall be deemed to have been made pursuant to the Plan.

            In no event shall the aggregate asset-based sales charges which include payments specified in paragraphs 1 and 2, plus any other payments deemed to be made pursuant to the Plan under this paragraph, exceed the amount permitted to be paid pursuant to the Rule 2830(d) of the Conduct Rules of the National Association of Securities Dealers, Inc. or any successor thereto.

4.         Distributors shall furnish to the Board, for its review, on a quarterly basis, a written report of the monies reimbursed to it and to others under the Plan, including the purposes thereof, and shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.

5.         The Plan, and any agreements related to this Plan, shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by a vote of the Board, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on the Plan and any related agreements.

6.         The Plan may be terminated at any time by vote of a majority of the Independent Trustees or by vote a majority of the outstanding voting securities of the Fund, as and to the extent required by the Act and the rules thereunder, including Rule 18f-3(a)(3).

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FTFAS MARR Class A Distribution Plan

7.         Any agreement related to this Plan:

(a)        may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by vote a majority of the outstanding voting securities of the Fund on not more than sixty (60) days’ written notice to any other party to the agreement; and

            (b)        will automatically terminate in the event of its assignment (as defined in the Act).

8.         The Plan may not be amended to increase materially the amount to be spent for distribution pursuant to Paragraph 2 hereof without approval by a majority of the Fund’s outstanding voting securities (as and to the extent required by the Act and the rules thereunder, including Rule 18f-3(a)(3)).

9.         All material amendments to the Plan shall be approved by a vote of the Board, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on the Plan.

10.       So long as the Plan is in effect, the Board shall satisfy the fund governance standards as defined in Rule 0-1(a)(7) under the Act, including that the selection and nomination of the Trust’s Independent Trustees shall be committed to the discretion of such incumbent Independent Trustees.

This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Trust and Distributors as evidenced by their execution hereof.

FRANKLIN TEMPLETON FUND ALLOCATOR SERIES

on behalf of FRANKLIN TEMPLETON MULTI-ASSET REAL RETURN FUND

By: ____________________________

            Karen L. Skidmore

Title:     Vice President & Secretary

FRANKLIN/TEMPLETON DISTRIBUTORS, INC.

By: ___________________________

            Peter D. Jones

Title:     President

Dated:   _________________

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FTFAS MARR Class A Distribution Plan